Exhibit 3.6

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

EPL OF LOUISIANA, L.L.C.

(a Louisiana limited liability company)

Effective November 1, 2002

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

EPL OF LOUISIANA, L.L.C.

This Limited Liability Company Agreement (as it may be amended, supplemented, restated or otherwise modified from time to time, in accordance with applicable provisions hereof, this “Agreement”) of EPL of Louisiana, L.L.C. (the “Company”) is hereby duly adopted as the limited liability company agreement of the Company by the persons named herein as being the Company, the initial Managers (as such term is hereinafter defined) of the Company and the Members (as such term is hereinafter defined) of the Company as of the effective date of this Agreement.

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.01 Terms Defined Above. As used in this Agreement, each of the terms “Company,” and “Agreement” shall have the meaning assigned to such term hereinabove.

1.02 Additional Definitions. Each of the following terms used in this Agreement shall have the meaning assigned to such term below in this Section (unless otherwise expressly provided herein):

“Act” means the Louisiana Limited Liability Company Law, being La. R.S. 12:1301-1369.

“Adjusted Capital Account” of any Member at any time means the balance in such Member’s Capital Account at such time (a) increased by the sum of (i) the amount of the Member’s share of partnership minimum gain (as defined in Treas. Reg. §1.704-2(g)(l) and (3)), (ii) the amount of the Member’s share of partner nonrecourse debt minimum gain (as defined in Treas. Reg. § 1.704-2(i)(5)) and (iii) any amounts which the Member is obligated to restore or is treated as being obligated to restore pursuant to Treas. Reg. §1.704-l(b)(2)(ii)(c), and (b) decreased by reasonably expected adjustments, allocations and distributions described in Treas. Reg. §§1.704-l(b)(2)(ii)(d)(4), (5) and (6), but (c) excluding any recourse loans from such Member to the Company, with this definition being interpreted and applied consistently with the provisions of Treas. Reg. § 1.704-1(b)(2)(ii)(d).

“Affiliate” means with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of the foregoing, “control,” “controlled by” and “under common control with” with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Book Value” means, with respect to any Company asset, the asset’s adjusted basis for federal income tax purposes, except as follows: (a) the initial Book Value of a Company asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution, as determined by the Managers; (b) upon the occurrence of a Revaluation Event, the Managers shall adjust the Book Value of all Company assets to equal their respective gross fair market values on such date; and (c) if the Book Value of a Company asset has been determined pursuant to subsection (a) or (b) above, such Book Value shall thereafter be adjusted by the depreciation, cost recovery and amortization attributable to such property assuming the adjusted basis of the property was equal to its Book Value pursuant to the methodology described in Treas. Reg. §1.704-l(b)(2)(iv)(g)(3).

“Capital Account” means for each Member the capital account established pursuant to Section 6.02 hereof and maintained in accordance with the provisions of this Agreement.

“Capital Contribution” means any contribution to the capital of the Company in cash, property or services by a Member whenever made.

“Certificate of Formation” means the Articles of Organization of the Company as filed with the Secretary of State of the State of Louisiana.

“Code” means the United States Internal Revenue Code of 1986.

“Contribution Value” means the gross fair market value of property (other than cash) contributed by a Member to the capital of the Company (net of any liabilities secured by such contributed property that the Company is treated as assuming or taking subject to pursuant to the provisions of Section 752 of the Code).

“Distributable Cash” means, for any period,

(a) the sum of (i) the total gross receipts and revenues of the Company during such period (other than any gross receipts resulting from loans or extensions of credit from Persons other than Members, loans and extensions of credit from Members, or Capital Contributions), and (ii) the amount of any previously established reserves, becoming available for distribution to the Members during such period; less

(b) the sum, without duplication of any item in more than one category, of (i) all costs and expenses incurred by the Company during such period in the operation of or in connection with the Company’s property and the Company’s business (other than depreciation and other non-cash charges and expenses), including (A) payroll, (B) business income taxes and other taxes and real and personal property taxes and assessments, and fees and expenses in connection with the preparation of the Company’s tax returns, (C) insurance premiums, (D) capital improvements (except to the extent funded by sums included within clause (iv) of this paragraph (b)) and (E) all other costs and expenses, including capital expenditures, required to be made by the Company in the ordinary course of business (except to the extent funded by sums included within clause (iv) of this paragraph (b)), (ii) all principal and interest and other sums, and amounts payable during such period under or in connection with any promissory note secured by any security interest, mortgage or deed of trust to which the Company’s property or any part thereof shall at any time be subject, and any other indebtedness of the Company, whether secured or unsecured, including loans from Members, (iii) amounts distributable or reserved for distribution pursuant to Section 7.04(c) and Section 7.04(d) as Tax Distributions, and (iv) contributions to reserve funds and accounts required for future costs, expenses and payments, including the replenishment of such reserves, as determined by the Managers in accordance with this Agreement.

“Distribution Value” means the gross fair market value of a Company asset distributed to a Member by the Company (net of liabilities secured by such distributed asset that such Member is treated as assuming or taking subject to pursuant to the provisions of Section 752 of the Code).

“Fiscal Year” means the taxable year of the Company, which shall be the calendar year, except as otherwise required by the Code or if the fiscal year of the Member is different from the calendar year.

“Income” means, for each Fiscal Year, each item of income and gain as determined, recognized and classified for Federal income tax purposes, provided, that (a) any income or gain that is exempt from Federal income tax shall be included as if it were an item of taxable income, (b) any income or gain attributable to the taxable disposition of any Company asset shall be computed by the Company as if the adjusted basis of such asset as of the date of the disposition were equal in amount to the Company’s Book Value with respect to such asset as of such date, (c) in the event of a distribution of any Company asset, whether or not in connection with a liquidation of the Company, such event will for Capital Account purposes be a deemed taxable disposition of such Company asset immediately prior to such distribution, and income or gain shall be computed and allocated among the Members as if such property were actually disposed of for an amount realized equal to the gross fair market value of such asset and as if the adjusted basis of such asset were equal to its Book Value at such time, and (d) in the event the Book Value of any Company asset is adjusted upwards pursuant to a Revaluation Event, the amount of such adjustment shall be taken into account for Capital Account purposes as income or gain from the disposition of such Company asset and allocated among the Members.

“Indemnitee” has the meaning assigned to such term in Section 5.02(a).

“Initial Capital Contribution” means the initial contribution to the capital of the Company made by a Member pursuant to Section 6.01(a) of this Agreement.

“Initial Report” means the Initial Report of the Company as filed with the Secretary of State of Louisiana.

“Liquidator” has the meaning assigned to such term in Section 10.02(d).

“Loss” means, for each Fiscal Year, each item of loss or deduction, as determined, recognized and classified for Federal income tax purposes, provided, that (a) any Section 705(a)(2)(B) Expenditure shall be included as if it were a deductible expenditure, (b) any loss attributable to the taxable disposition of any Company asset shall be computed by the Company as if the adjusted basis of such asset as of the date of the disposition were equal to the Company’s Book Value with respect to such asset as of such date, (c) in the event of a distribution of any Company asset, whether or not in connection with a liquidation of the Company, such event will be a deemed taxable disposition of such asset immediately prior to such distribution, and any loss shall be computed and allocated among the Members as if such property were actually disposed of for an amount realized equal to the gross fair market value of such asset and as if the adjusted basis of such asset were equal to its Book Value at such time, (d) in the event the Book Value of any Company property is adjusted downward pursuant to a Revaluation Event, the amount of such adjustment shall be taken into account as a loss from the disposition of such asset and allocated among the Members, and (e) any deductions for depreciation, cost recovery or amortization with respect to a Company asset shall be determined as if the adjusted basis of such asset were equal to the Book Value of such asset pursuant to the methodology described in Treas. Reg. §1.704-l(b)(2)(iv)(g)(3).

“Louisiana Business Corporation Law” means the Business Corporation Law, being La. R.S. 12:1-178.

“Majority-in-Interest” means, with respect to any referenced group of Members, a combination of any of such Members who, in the aggregate, own more than fifty percent (50%) in the aggregate of the Membership Interests owned by all of such referenced group of Members at the time of determination.

“Manager” means any individual named herein as an initial manager of the Company and any individual hereafter elected or appointed as a manager of the Company as provided in this Agreement, but does not include any individual who has ceased to be a manager of the Company.

“Member” means each Person executing this Agreement as of the date hereof as, and identified on Schedule I hereto as, a Member, or any Person hereafter admitted as a Member of the Company in accordance with the provisions of Article IX, but does not include any Person who has ceased to be a Member.

“Member Loans” means loans made by the Members to the Company pursuant to Section 6.05(c).

“Membership Interest” means, as to each Member, the percentage set forth opposite the name of such Member on Schedule I (as amended by the Managers from time to time to reflect any transfer of any Membership Interest, reduction of the Membership Interest of any Member or the issuance of additional Membership Interests and includes the rights of such Member to distributions (liquidating or otherwise), allocations, information and to consent or approve.

“Necessary Cash” has the meaning assigned to such term in Section 6.05(c).

“Net Income” and “Net Loss” mean, for each Fiscal Year or other relevant period, (a) the excess of all items of Income for such period over all items of Loss for such period, or (b) the excess of all items of Loss for such period over all items of Income for such period, respectively; provided, however, that Net Income and Net Loss for a Fiscal Year or other relevant period shall be computed by excluding from such computation any item of Income or Loss specially allocated under Section 7.02.

“Person” means any natural person or entity, including any corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, or government (or any agency or political subdivision thereof).

“Revaluation Event” shall mean (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis contribution (other than the contributions contemplated in Section 6.01(a)) and (b) the liquidation of the Company or a distribution by the Company to a Member of more than a de minimis amount of Company property; provided, however, that the Managers may elect, in their sole discretion, to treat other events as Revaluation Events.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Tax Distribution” has the meaning assigned to such term in Section 7.05(c).

“Treas. Reg.” or “Treasury Regulations”, as the case may be, shall mean the temporary and final Income Tax Regulations promulgated from time to time under the Code.

1.03 References. References in this Agreement to Article, Section, Schedule or Exhibit numbers shall be to Articles, Sections, Schedules and Exhibits of this Agreement, unless expressly stated herein to the contrary. References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder,” or words of similar import shall be to this Agreement in their entirety and not only to the particular Article or Section in which such reference appears. References in this Agreement to ‘‘includes,” or “including,” shall mean “includes, without limitation,” or “including, without limitation,” as the case may be. References in this Agreement to statutes, sections or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding or supplementing the statute, section or regulation referred to. References in this Agreement to “writing,” include printing, typing, lithography, facsimile reproduction and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to Persons include their respective successors and permitted assigns.

1.04 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections and it is understood that the rights, powers, privileges, duties, and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings affixed to such Articles or Sections.

1.05 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural and likewise the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate.

ARTICLE II

FORMATION OF COMPANY

2.01 Name and Formation. The name of the Company is EPL of Louisiana, L.L.C. The rights and obligations of the parties and the administration and termination of the Company shall be governed by this Agreement, and the Act.

2.02 Principal Place of Business. The principal place of business of the Company within the State of Louisiana shall be 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170-3400. The Company may locate its place(s) of business and registered office at any other place or places as the Managers may from time to time deem necessary or advisable.

2.03 Registered Office and Registered Agent. The registered office of the Company shall be 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170-3400, or such other office (which need not be a place of business of the Company) as the Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Louisiana shall be the initial registered agent named in the Initial Report or such other Person or Persons as the Managers may designate from time to time in the manner provided by law.

2.04 Term. The existence of the Company shall be perpetual, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

2.05 Purposes and Powers. The purposes and character of the business of the Company shall be to engage in any or all lawful business for which limited liability companies may be organized under the Act.

2.06 Nature of Members’ Interests. The interests of the Members in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company, except as the Managers may otherwise provide in accordance with this Agreement. Neither any Member nor its successors, representatives or assigns, shall have any right, title or interest in or to any Company property or the right to partition any real property owned by the Company; rather, any Company property shall be subject to the terms of this Agreement.

2.07 Mergers and Exchanges. The Company may be a party to a merger, conversion or an exchange or acquisition authorized by and affected in accordance with the Act.

ARTICLE III

RIGHTS AND DUTIES OF MANAGERS

3.01 Management. Except as may be expressly provided in this Agreement or as required by law, the powers of the Company are reserved to, and shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers. In addition to the powers and authorities reserved to and conferred by this Agreement upon the Managers, the Managers may exercise, subject to the limitations of Section 3.14, all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Members by the Act or this Agreement, including the following:

(a) entering into, making and performing contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

(b) opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements; provided that such investments shall not preclude the timely distribution of Distributable Cash as set forth in Section 7.04, and any investment of working capital shall not preclude the timely payment of Company obligations when and as due;

(c) collecting sums due the Company;

(d) paying debts and obligations of the Company;

(e) maintaining, acquiring, utilizing and disposing of any asset of the Company;

(f) borrowing money or otherwise committing the credit of the Company and voluntary prepayments, modifications, refinancings or extensions of any such debt;

(g) selecting, removing and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;

(h) developing the operating and capital expenditure budget for each Fiscal Year, monitoring performance of the Company against such budget, and making adjustments to such budget during the course of any Fiscal Year;

(i) except with respect to matters that, under state, federal and/or local income tax laws, are to be determined by the election of an individual Member, rather than at the Company level and binding as to all Members, selecting and varying depreciation or accounting methods and making other decisions with respect to the treatment of various transactions for state, federal and/or local income tax purposes, or other financial purposes, to the extent not otherwise specifically provided for in this Agreement, which methods and decisions shall be consistent with the other provisions of this Agreement;

(j) establishing reserves of the Company out of revenues and payments received by the Company as may be required by generally accepted accounting practices or as the Managers otherwise deem reasonable and necessary; and

(k) alienating, leasing, or encumbering any immovables of the Company.

In managing the business and affairs of the Company, the Managers shall act (i) collectively through meetings and written consents, (ii) through committees and/or (iii) through one or more Managers or officers to whom authority and duties have been delegated, in each case in accordance with this Agreement.

3.02 Initial Managers, Number and Term of Office. The initial Managers of the Company shall be Richard G. Bachmann and Suzanne Baer. The number of Managers shall be the number set forth herein as the number of Managers constituting the initial Managers. Each Manager shall hold office for the term for which he is elected and thereafter until his successor shall have been elected and qualified, or until his earlier death, resignation or removal. Managers need not be Members or residents of the State of Louisiana. Each of the Members agrees to take any such action with respect to its Membership Interest as may be required by the Act to cause the Managers to consist of individuals as set forth in this Section.

3.03 Vacancies; Removal; Resignation. Any vacancy occurring in the Managers shall be filled by act of the remaining Managers (though less than a quorum) or by election at an annual or special meeting of the Members called for that purpose. A Manager appointed or elected to fill a vacancy shall be appointed or elected for the unexpired term of his predecessor in office. Any Manager may be removed, with or without cause, by vote of the Majority-in-Interest of the Members. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the remaining Managers.

3.04 Place of Meetings. Regular and special meetings of the Managers may be held at any place within or without the State of Louisiana which has been designated from time to time by resolution of the Managers. In the absence of such designation, all meetings shall be held at the principal place of business of the Company.

3.05 Meetings. Regular meetings of the Managers shall be held at such times and places as shall be designated from time to time by resolution of the Managers. Notice of such regular meetings shall not be required. Special meetings of the Managers for any purpose or purposes may be called by any Manager. Notice of such special meetings, unless waived in writing or by attendance thereat, shall be given by written notice to each Manager at least ten days before the date such meeting is to be held. Such notice need not state the purpose of nor the business to be transacted at such meeting. Such notice shall be deemed to be delivered as provided in Section 11.03.

3.06 Waiver of Notice. The transactions approved or the actions taken at any meeting of the Managers, however called and noticed or wherever held, shall be as valid as though such transactions had been approved or such other actions taken at a meeting duly held after regular call and notice, if (a) a quorum be present, and (b) either before or after the meeting, each of the Managers not present signs a written waiver of notice, or a consent to holding such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the sole and express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

3.07 Action by Managers; Quorum; Voting; Action Without Meeting.

(a) A majority of the total number of Managers fixed by, or in the manner provided in, this Agreement shall be necessary to constitute a quorum for the transaction of business of the Managers, except to adjourn as hereinafter provided. Every act or decision done or made by a majority of the Managers present at a meeting at which a quorum is present shall be regarded as the act of the Company, unless a greater number be required by law, or by this Agreement. The Managers present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough Managers to have less than a quorum.

(b) All votes required of Managers hereunder may be by voice vote or show of hands, unless a written ballot is requested, which request may be made by any one Manager. A Manager who is present at a meeting of the Managers at which action on any Company matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the individual acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

(c) Any action which under any provision of this Agreement may be taken at a meeting of the Managers, or any committee designated by the Managers, may be taken without a meeting if authorized by a writing signed by all Managers or members of such committee who would be entitled to vote upon such action at a meeting, in each case filed with the secretary of the Company.

3.08 Meetings by Telephone. Managers, or any committee designated by the Managers, may participate in a meeting of the Managers or such committee by means of conference telephone or similar communications equipment, by means of which all individuals participating in the meeting can hear one another, and such participation in a meeting shall constitute presence in person at the meeting, except where an individual participates in the meeting solely for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

3.09 Adjournment. A majority of the Managers present may adjourn any meeting of the Managers, or any committee, to meet again at a stated day and hour or until the time fixed for the next regular meeting of the Managers or such committee.

3.10 Inspection of Books and Records. Any Manager shall have the right to examine the list of Members entitled to vote and all other books and records of the Company for a purpose reasonably related to such Manager’s position as a Manager.

3.11 Compensation. The Managers shall receive such compensation, if any, for their services as may be designated from time to time by vote of a Majority-in-Interest of the Members. In addition to any such compensation, the Managers shall be entitled to reimbursement from the Company for reasonable and necessary expenses incurred in managing the business and affairs of the Company.

3.12 Delegation of Authority and Duties. The Managers may, from time to time, delegate to one or more Managers such authority and duties as the Managers may deem advisable. In addition, the Managers may assign titles (including President, Vice President, Secretary, Assistant Secretary, Treasurer and Assistant Treasurer) to any such Manager. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Louisiana Business Corporation Law, the assignment of such title shall constitute the delegation to such Manager of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made pursuant to the first sentence of this Section 3.12. Any number of titles may be held by the same Manager. Any delegation pursuant to this Section 3.12 may be revoked at any time by the vote of a majority of the Managers. Any Person dealing with the Company may rely on the authority of any such Manager in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

3.13 Committees of Managers. The Managers, by resolution adopted by a majority of the Managers, may designate:

(a) from among the Managers, one or more committees, each of which shall be comprised of one or more of the Managers; and

(b) one or more of the Managers as alternate members of any committee, who may, subject to any limitations imposed by the Managers in accordance with this Agreement, replace absent or disqualified Managers at any meeting of that committee. Any such committee, to the extent provided in such resolution or in this Agreement, shall have and may exercise all of the authority of the Managers, subject to the restrictions contained in the Act.

3.14 Limitation on Authority. Notwithstanding any other provision of this Agreement to the contrary, the Company shall take action upon the following matters only upon the approval of a Majority-in-Interest of the Members:

(a) amendments to the provisions of this Agreement;

(b) amendments to the provisions of the Certificate of Formation;

(c) termination or dissolution of the Company (except for terminations or dissolutions by reason of the circumstances described in Section 10.02(a));

(d) sale, transfer, assignment, mortgage, pledge or other disposition hypothecation or encumbrance of all or substantially all of the assets of the Company;

(e) any merger or consolidation to which the Company is a party; or

(f) filing of any voluntary petition commencing a case under any state or federal bankruptcy or similar law; making an assignment for the benefit of creditors; admitting the allegations against the Company in any petition filed against the Company commencing a case under any state or federal bankruptcy or similar law; or consenting to the appointment of a trustee, receiver or liquidator of the Company or all or any substantial part of the properties of the Company.

ARTICLE IV

OFFICERS

4.01 Election of Officers, Titles and Term of Office.

(a) The Managers may elect from time to time individuals to serve as officers of the Company, who need not also be Managers, including a President, one or more Vice Presidents, a Secretary, an Assistant Secretary, a Treasurer, an Assistant Treasurer and such other officers as the Managers may from time to time elect or appoint. If an officer is elected under any of the titles set forth in the preceding sentence, then any Manager using the same title as provided in Section 3.12 shall cease to hold themselves out under such title.

(b) Any officers of the Company shall be elected annually by the Managers, each holding office until his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. One individual may hold more than one office.

4.02 Removal and Resignation. Any officer may be removed either with or without cause, by vote of a majority of the Managers in accordance with this Agreement, but such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Any officer may resign at any time upon written notice to the Company.

4.03 Compensation. Officers and other employees of the Company shall receive such salaries or compensation as shall be determined by the Managers in accordance with this Agreement, including pursuant to employment contracts entered into by the Company upon approval by the Managers in accordance with this Agreement. Election or appointment of any officer or any other employee shall not of itself create contract rights or any rights to compensation hereunder. In addition to any such salaries or compensation, the officers and other employees of the Company shall be entitled to reimbursement from the Company for reasonable and necessary expenses incurred in the performance of their respective duties.

4.04 President. The President of the Company, if elected pursuant to the provisions of Section 4.01, shall, subject to the control of the Managers, have general supervision, direction and control of the business and affairs of the Company. He shall be ex officio a member of all committees, including the executive committee, if any, and shall have the general powers and duties of management, including the right to hire and fire employees and agents, and shall have such other powers and duties as may be prescribed by the Managers or this Agreement.

4.05 Vice-President. In the absence or disability of the President, the Vice President or Vice Presidents, if any are elected pursuant to the provisions of Section 4.01, in order of their rank as fixed by the Managers, or if not ranked, the Vice President designated by the Managers, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Managers or this Agreement.

4.06 Secretary. The Secretary, if any is elected pursuant to the provisions of Section 4.01, shall keep, or cause to be kept, a book of minutes at the principal office of the Company or such other place as the Managers may order, of all meetings of Managers or Members, with the time and place of holding, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present at such meetings, the Membership Interests present or represented at Members’ meetings and the proceedings thereof. The Secretary shall also keep, or cause to be kept, at the principal office of the Company a transfer record showing the names of the Members and their addresses and the Membership Interest held by each. The Secretary shall give, or cause to be given, notice of all the meetings of the Members required by this Agreement or by law to be given, and shall have such other powers and perform such other duties as may be prescribed by the Managers or this Agreement.

4.07 Treasurer. The Treasurer, if any is elected pursuant to the provisions of Section 4.01, shall keep and maintain or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, and Capital Accounts. The books of account shall at all reasonable times be open to inspection by any Manager or Member. The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Company with such depositories as may be designated by the Managers. The Treasurer shall disburse the funds of the Company as may be ordered by the Managers, shall render to the President and the Managers, whenever they request it, an account of all of his transactions as Treasurer and of the financial condition of the Company, and shall have such other powers and perform such other duties as may be prescribed by the Managers or this Agreement. The Treasurer shall be bonded, if required by the Managers.

4.08 Assistant Secretaries and Assistant Treasurers. Each Assistant Secretary and Assistant Treasurer, if any is elected pursuant to the provisions of Section 4.01, shall have the usual powers and duties pertaining to his office, together with such other powers and duties as may be assigned to him by the Managers or by the Secretary or the Treasurer, respectively.

ARTICLE V

EXCULPATION AND INDEMNIFICATION

5.01 Exculpation. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court. No officer or Manager shall be liable to the Company or its Members for monetary damages for an act or omission in such individual’s capacity as an officer or a Manager, including such officer’s or Manager’s acting as an agent for the Company, except for liability for (a) a breach of such officer’s or Manager’s duty of loyalty to the Company or its Members, (b) an act or omission not in good faith that constitutes a breach of duty of such officer or Manager to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which such officer or Manager received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such officer’s or Manager’s position, or (d) an act or omission for which the liability of an officer or Manager is expressly provided by an applicable statute. Any repeal or modification of this paragraph by the Members shall not adversely affect the right or protection of an officer or Manager existing at the time of such repeal or modification.

5.02 Right to Indemnification.

(a) Except as to any action brought by the Company or any Member or Members on the basis of any action of such officer or Manager ultimately determined to constitute conduct falling within any of the circumstances enumerated as (a) through (d) inclusive in the second sentence of Section 5.01, the Company shall indemnify any Person (each hereinafter referred to as an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, by reason of the fact that such Indemnitee is or was a Member or an officer or Manager of the Company, or is or was acting as an agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, sole proprietorship, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnitee in connection therewith to the extent that such Indemnitee has been wholly successful on the merits or otherwise in defense of such action, suit or proceeding.

(b) The Company shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, by reason of the fact that such Indemnitee is or was an officer or Manager of the Company, or is or was acting as an agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, sole proprietorship, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnitee, and against judgments, penalties (including excise and similar taxes), fines, and amounts paid in settlement by such Indemnitee in connection therewith, if such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed, in the case of conduct in his official capacity, to be in the best interests of the Company or, in all other cases, to be not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if such Indemnitee had no reasonable cause to believe his conduct was unlawful; provided, however, if such Indemnitee is found liable to the Company or is found liable on the basis that personal benefit improperly was received by him, the indemnification provided pursuant to this Section 5.02(b) (i) is limited to expenses actually and reasonably incurred by such Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which such Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, that such Indemnitee had reasonable cause to believe that his conduct was unlawful. An Indemnitee shall have been deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

5.03 Payment of Expenses in Advance. Expenses incurred in defending an action, suit or proceeding referred to in Section 5.01 or Section 5.02 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of a written affirmation by the Indemnitee of his good faith belief that such Indemnitee has met the standard of conduct necessary for indemnification under applicable law and a written undertaking by or on behalf of the Indemnitee to repay such amount unless it ultimately shall be determined that such Indemnitee is entitled to be indemnified by the Company as authorized in this Article V. The written undertaking must be an unlimited general obligation of the Indemnitee but need not be secured. It may be accepted without reference to financial ability to make repayment.

5.04 Other Rights. The indemnification provided by this Agreement shall be deemed exclusive of any other rights to which an Indemnitee seeking indemnification may be entitled under any statute, agreement, vote of Members, or otherwise both as to action in his official capacity and as to action in another capacity while holding such office or position, and shall continue as to an Indemnitee who has ceased to be an officer or Manager and shall inure to the benefit of the estate, heirs, executors, administrators or other successors of such an Indemnitee and shall not be deemed to create any rights for the benefit of any other Person.

5.05 Insurance. The Company may purchase and maintain such insurance and/or another arrangement as approved by the Managers on behalf of any individual against any liability asserted against such individual and incurred by such individual in any capacity, whether or not the Company would have the power to indemnify such individual against such liability under the provisions of this Agreement. Without limiting the power of the Company to procure or maintain any kind of insurance or other arrangement, the Company may, for the benefit of Indemnities indemnified by the Company, (a) create a trust fund; (b) establish any form of self insurance; (c) secure its indemnity obligation by grant of a security interest or other lien on assets of the Company; or (d) establish a letter of credit, guarantee, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the Company or with any insurer or other Person deemed appropriate by the Managers regardless of whether all or part of the stock or other securities of the insurer or other Persons are owned in whole or part by the Company. In the absence of fraud, the judgment of the Managers as to the terms and conditions of the insurance or other arrangement or the identity of the insurer or other Person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the Managers approving the insurance or arrangement to liability, on any grounds, regardless of whether the Managers participating in the approval are beneficiaries of the insurance or arrangement.

5.06 Severability. In the event that any part or portion of this Article V shall be judicially determined to be invalid or unenforceable, such determination shall not in any way affect the remaining portions of this Article V, but the same shall be divisible and the remainder shall continue, in full force and effect.

5.07 Appearance as Witness or Otherwise. Notwithstanding any other provision of this Article V, the Company may pay or reimburse expenses incurred by an officer, Manager or other individual in connection with appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

5.08 Report to Members. Any indemnification or advance of expenses in accordance with the provisions of this Article V shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members’ meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the twelve-month period immediately following the date of the indemnification or advance.

ARTICLE VI

CONTRIBUTIONS TO CAPITAL, CAPITAL ACCOUNTS

AND OTHER FINANCING

6.01 Capital Contributions.

(a) Each Member has contributed capital to the Company in the amount set forth as the Initial Capital Contribution of such Member on Schedule I. Such contributions, together with the contribution to the capital of the Company made by a Person admitted as a new Member pursuant to the provisions of Section 9.03, shall constitute the Initial Capital Contribution of each such Member. No Member shall be paid interest on any Capital Contribution to the Company.

(b) The Members shall not be required to make additional contributions in cash or property to the capital of the Company other than as set forth in Section 6.01(a); provided, however, the Managers may accept additional contributions from current Members on terms specified by the Managers, in their sole discretion, or from new Members as specified in Section 9.03.

6.02 Capital Accounts; Adjustments to Values.

(a) The Company shall maintain a separate Capital Account for each Member pursuant to the principles of this Section 6.02 and Treas. Reg. §1.704-l(b)(2)(iv). Each Member shall have only one Capital Account, regardless of the number of Membership Interests owned by such Member and regardless of the time or manner in which such interests were acquired by such Member. The initial Capital Account balances of the Members shall be the amount set forth opposite each Member’s name in the column headed “Initial Capital Contribution” on Schedule I hereto. Pursuant to the rules of Treas. Reg. §1.704-l(b)(2)(iv), the balance of each Member’s Capital Account shall thereafter be increased by: (i) the amount of cash and the Contribution Value of any other property contributed by the Member to the Company from time to time and (ii) the share of Net Income allocated to such Member pursuant to the provisions of Section 7.01 and special allocations of Income pursuant to the provisions of Section 7.02. Such Capital Account shall be decreased by (i) the amount of cash and the Distribution Value of any other property distributed to the Member by the Company and (ii) the share of Net Loss allocated to such Member pursuant to the provisions of Section 7.01 and special allocations of Loss determined pursuant to the provisions of Section 7.02.

(b) The provisions of this Section 6.02 and other portions of this Agreement relating to the proper maintenance of Capital Accounts are designed to comply with the requirements of Treas. Reg. §1.704-1(b). The Members intend that such provisions be interpreted and applied in a manner consistent with such Treasury Regulations. The Managers are authorized to modify the manner in which the Capital Accounts are maintained if the Managers determine that such modification (i) is required or prudent to comply with the Treasury Regulations and (ii) is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company.

6.03 Deficit Capital Accounts. As among the Partners, no Partner shall be required for any reason whatsoever to restore any deficit balance remaining in its Capital Account upon liquidation of its interest in the Partnership.

6.04 Withdrawal or Reduction of Members’ Contributions to Capital. No Member shall have the right to withdraw all or any part of his Capital Contribution or to receive any return on any portion of his Capital Contribution, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, no Member shall have the right to receive property other than cash.

6.05 Liability of Members. No Member shall be liable for the debts, liabilities or obligations of the Company beyond its respective Initial Capital Contribution. Except as otherwise expressly provided herein, no Member shall be required to contribute to the capital of, or to loan any funds to, the Company.

ARTICLE VII

ALLOCATIONS, DISTRIBUTIONS, ELECTIONS AND REPORTS

7.01 Allocations for Book Purposes. After first giving effect to the special allocations set forth in Section 7.02, Net Income or Net Loss, as applicable, for each Fiscal Year shall be allocated to the Members in proportion to their respective Membership Interests.

7.02 Special Allocations for Book Purposes. For each Fiscal Year, the following special allocations shall be made in the following order and priority:

(a) If there is a net decrease in “partnership minimum gain” (as defined in Treas. Reg. § 1.704-2(d)) for the Fiscal Year, then, to the extent required by the Treasury Regulations, items of Income (determined in accordance with the provisions of Treas. Reg. § 1.704-2(f)(6)) shall be specially allocated to the Members in an amount equal to each Member’s share of the net decrease in partnership minimum gain (determined in accordance with the provisions of Treas. Reg. § 1.704-2(g)). This Section 7.02(a) shall be interpreted consistently with, and subject to the exceptions contained in, Treas. Reg. § 1.704-2(f).

(b) If there is a net decrease in “partner nonrecourse debt minimum gain” (as defined in Treas. Reg. § 1.704-2(i)(2)) for the Fiscal Year, then, to the extent required by the Treasury Regulations, items of Income (determined in accordance with the provisions of Treas. Reg. § 1.704-2(i)(4)) shall be specially allocated to the Members in an amount equal to each Member’s share of the net decrease in partner nonrecourse debt minimum gain (determined in accordance with the provisions of Treas. Reg. § 1.704-2(i)(5)). This Section 7.02(b) shall be interpreted consistently with, and subject to the exceptions contained in, Treas. Reg. § 1.704-2(i)(4).

(c) If any Member unexpectedly receives any adjustment, allocation or distribution described in Treas. Reg. § 1.704-l(b)(2)(ii)(d)(4), (5), or (6), items of Income (including gross income) shall be specially allocated to the Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance in the Member’s Adjusted Capital Account as quickly as possible; provided, that an allocation pursuant to this Section 7.02(c) shall be made only to the extent that the Member has a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.02(c) were not in this Agreement.

(d) “Nonrecourse deductions” (as defined in Treas. Reg. § 1.704-2(c)) shall be allocated to the Members in proportion to their respective Membership Interests.

(e) “Partner nonrecourse deductions” (as defined in Treas. Reg. § 1.704-2(i)(2)) shall be specially allocated to the Members who bear the economic risk of loss for the liability to which the deductions are attributable, determined in accordance with the principles of Treas. Reg. § 1.704-2(i)(1).

(f) To the extent an adjustment to the adjusted tax basis of any Company asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treas. Reg. § 1.704-1(b)(2)(iv)(m), the amount of the Capital Account adjustment shall be included in Income (if the adjustment increases the adjusted tax basis of the asset) or Loss (if the adjustment decreases the adjusted tax basis of the asset) and shall be specially allocated to the Members consistent with the manner in which their Capital Accounts are required to be adjusted by such Treasury Regulation.

(g) To the extent an allocation of Net Loss pursuant to Section 7.01 would cause or increase a deficit balance in any Member’s Adjusted Capital Account as of the end of the Fiscal Year for which the allocation is made, the amount thereof shall instead be allocated to Members having positive Adjusted Capital Account balances as of the end of such year, if any, in proportion thereto and to the extent thereof, and any remainder shall be allocated to the Members in proportion to their respective Membership Interests.

(h) To minimize any distortions in the manner that the Members would have shared distributions if the special regulatory allocations required by Sections 7.02(a) - (g) (the “Regulatory Allocations”) had not been part of this Agreement, the Managers may, in their discretion, specially allocate to the Members offsetting items of Income or Loss so that the net amounts allocated to each Member pursuant to Sections 7.1 and 7.2 will, to the extent possible, equal the net amounts that would have been allocated to each Member pursuant to Section 7.01 if the Regulatory Allocations had never occurred. In exercising their discretion hereunder, the Managers shall consider any expected future Regulatory Allocations which are likely to offset other Regulatory Allocations previously made.

7.03 Other Allocation Rules.

(a) “Excess nonrecourse liabilities” (as defined in Treas. Reg. § 1.752-3(a)(3)) shall be shared among the Members in proportion to their respective Membership Interests.

(b) To reflect any varying Membership Interests during a Fiscal Year, Net Income, Net Loss, and items of Income and Loss shall be determined by the Managers on a daily, monthly or other basis using any method permitted by the provisions of Code Section 706 of the Code and the Treasury Regulations thereunder.

7.04 Allocations for Federal Income Tax Purposes.

(a) Income, Gains, Losses and Deductions. For federal income tax purposes, except as otherwise provided in this Section 7.04 all items of Company taxable income, gain, loss, and deduction with respect to a taxable year of the Company shall be allocated to the Members in the same manner as each correlative item of Income or Loss and Net Income or Net Loss deduction is allocated pursuant to the provisions of Section 7.01 and Section 7.02.

(b) Section 704(c). Notwithstanding anything in this Agreement to the contrary, in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Company asset contributed to the Company shall, solely for federal income tax purposes, be allocated among the Members so as to take account of the variation, if any, at the time of contribution between the adjusted basis of such Company asset to the Company for federal income tax purposes and its Contribution Value. In the event the Book Value of any Company asset is adjusted upon the occurrence of a Revaluation Event, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of the variation, if any, between the adjusted basis of the property for federal income tax purposes and the Book Value after the adjustment in the same manner as pursuant to Section 704(c) of the Code and the Treasury Regulations thereunder. Unless otherwise approved by a Majority-in-Interest of the Members, such allocations shall be made in accordance with the “Traditional Method” described in Treas. Reg. § 1.704-3(b). Allocations made pursuant to the provisions of this Section 7.04(b), are solely for tax purposes, and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or distributions pursuant to any provisions of this Agreement.

7.05 Distributions.

(a) The Managers, in their sole discretion (except as to Tax Distributions), shall cause the Company to distribute Distributable Cash of the Company quarterly to the Members in proportion to their respective Membership Interests in effect at the time of such distribution not later than 30 days after the end of each calendar quarter.

(b) The first three quarterly distributions of each Fiscal Year made pursuant to the provisions of Section 7.05(a) shall be made based upon revised quarterly estimates of the annual Distributable Cash. Distributions of Distributable Cash made to a Member during a Fiscal Year shall be deemed to be advances on account of such Member’s share of the aggregate Distributable Cash as finally determined for the Fiscal Year in respect of which they are made. Any overdistribution of Distributable Cash to a Member in respect of any Fiscal Year shall be repaid by such Member to the Company and, if applicable, distributed to the Members which have received an underdistribution, on the later of (i) 45 days after the end of such Fiscal Year or (ii) 45 days after the Company has given notice thereof to such Member, which notice shall be given as soon as reasonably practicable after the end of such Fiscal Year. Upon providing such notice to the Member receiving any such overdistribution, the Company, acting through the Managers or any authorized officer of the Company, shall eliminate such overdistribution made to such Member by adjusting the distributions of Distributable Cash during such Fiscal Year to the maximum extent possible and subtracting any remaining difference from the succeeding year’s distributions of Distributable Cash to that Member.

(c) Notwithstanding the provisions of Section 7.05(a), before making any distribution pursuant to Section 7.05(a) the Company shall use its commercially reasonable efforts to distribute, within a reasonable time after the end of each calendar quarter, an aggregate amount of Distributable Cash sufficient, in the opinion of the Managers, to enable the Members to pay the federal income tax and estimated federal income tax obligations of the Members with respect to their respective distributive shares of Company taxable income or loss (or items thereof), assuming that each Member is taxable thereon at the highest regular marginal federal income tax rate in effect from time to time (each a “Tax Distribution”). If Distributable Cash is insufficient for any Tax Distribution, the shortfall shall be made up as soon thereafter as possible. Each Tax Distribution to the Members pursuant to this Section 7.05(c) shall be made to the Members of record in proportion to their respective Membership Interests.

(d) Except in connection with the dissolution of the Company, no Member shall be entitled to receive as distributions from the Company any Company assets other than cash.

(e) Distributions made under this Agreement shall be made by bank check, or in such other manner as the Managers of any authorized officer of the Company may reasonably determine with respect to such distribution. Such distributions shall be made to such accounts or addresses as are designated by the Members from time to time or, in the absence of a designation, to the appropriate address contained in Schedule I.

(f) Should any Member be subject to withholding pursuant to the Code or any other provision of law, the Company may withhold all amounts otherwise distributable to such Member as may be required by law and any amounts so withheld shall be deemed to have been distributed to such Member under this Agreement. If any sums are withheld pursuant to the provisions of this Section 7.05(f), the Company shall remit the sums so withheld to and file the required forms with the United States Internal Revenue Service or other applicable government agency. In the event of any claimed over-withholding, a Member shall be limited to an action against the United States Internal Revenue Service or other applicable government agency for refund and hereby waives any claim or right of action against the Company or the Managers on account of such withholding. Furthermore, if the amounts required to be withheld exceed the amounts which would otherwise have been distributed to such Member, such Member shall contribute any deficiency to the Company within ten days of notice from any Manager or officer of the Company. Such contribution shall not be treated as a contribution for purposes of computing the contributing Member’s Capital Account. If such deficiency is not contributed within such time, any non-contributed amounts shall be considered a demand loan from the Company to such Member, with interest at a rate equal to the lesser of (a) the Prime Rate plus two percent (2%) per annum (calculated on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, but counting only the actual number of days elapsed), or (b) the maximum legal rate of interest then permitted, which interest shall be treated as an item of Company income, until discharged by such Member by repayment. Such demand loan shall be repaid, without prejudice to any other remedies at law or in equity that the Company may have, out of distributions to which the debtor Member would otherwise be subsequently entitled under this Agreement. If for any reason the Company becomes liable for any withholding tax in excess of the amount actually withheld, or treated as a demand loan from a Member, each Member with respect to whom such withholding tax is imposed shall indemnify, defend, protect, save and hold harmless the Company and the Managers and officers of the Company against any such tax, including any penalties and interest imposed with respect thereto. Any payments required by the preceding sentence shall be made in immediately available funds within ten days of the delivery of notice by any Manager or officer of the Company, describing in reasonable detail the reason for the payment and the computation of the amount due. Any amount not paid within such ten day period shall become a demand loan as provided above.

(g) Notwithstanding anything to the contrary contained herein, distributions of Distributable Cash and other property upon dissolution of the Company shall be made pursuant to the provisions of Section 10.03.

(h) No distribution shall be declared and paid if payment of such distribution would cause the Company to violate any limitation on distributions provided in the Act.

7.06 Tax Status, Elections and Modifications to Allocations.

(a) Notwithstanding any provision contained in this Agreement to the contrary, solely for federal income tax purposes, each of the Members hereby recognizes that the Company will be subject to all provisions of Subchapter K of the Code; provided, however, that the filing of United States Company Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

(b) The Managers, in their sole discretion, may cause the Company to elect pursuant to Section 754 of the Code and the Treasury Regulations thereunder to adjust the basis of the Company assets as provided by Section 743 or 734 of the Code and the Treasury Regulations thereunder. The Company shall make such other elections for federal income tax purposes as maybe determined by the Managers, acting in their sole and absolute discretion, subject to the limitations of Section 3.01.

7.07 Tax Matters Partner. Energy Partners, Ltd. shall act as the “tax matters partner” for federal income tax purposes. The tax matters partner is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Subject to the limitations of Section 3.01, the tax matters partner shall have the final decision making authority with respect to all federal income tax matters involving the Company. The Members agree to cooperate with the tax matters partner and to do or refrain from doing any or all things reasonably required by the tax matters partner to conduct such proceedings. Any direct out-of-pocket expense incurred by the tax matters partner in carrying out its obligations hereunder shall be allocated to and charged to the Company as an expense of the Company for which the tax matters partner shall be reimbursed.

7.08 Records and Reports. At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the records required by the Act to be maintained there.

7.09 Books of Account.

(a) The Treasurer, or if there is none, the Managers, shall maintain the Company’s books and records and shall determine all items of Income, Loss, Net Income and Net Loss in accordance with federal income tax principles and the accrual method of accounting, consistently applied. All of the records and books of account of the Company, in whatever form maintained, shall at all times be maintained at the principal office of the Company and shall be open to the inspection and examination of the Members or their representatives during reasonable business hours. Such right may be exercised through any agent or employee of a Member designated by it or by an attorney or independent certified public accountant designated by such Member. Such Member shall bear all expenses incurred in any examination made on behalf of such Member.

(b) All expenses in connection with the keeping of the books and records of the Company and the preparation of audited or unaudited financial statements required to implement the provisions of this Agreement or otherwise needed for the conduct of the Company’s business shall be borne by the Company as an ordinary expense of its business.

7.10 Company Tax Returns and Annual statement. The Managers shall cause the Company to file a federal income tax return and all other tax returns required to be filed by the Company for each Fiscal Year or part thereof, and shall provide each Person who at any time during the Fiscal Year was a Member with an annual statement (including a copy of Schedule K-l to Internal Revenue Service Form 1065) indicating such Member’s share of the Company’s income, loss, gain, expense and other items relevant for federal income tax purposes.

ARTICLE VIII

MEETINGS OF MEMBERS

8.01 Place of Meetings. Any meetings of the Members may be held at the principal office of the Company or at such other place within or without the State of Louisiana as may be determined by the Managers and set forth in the respective notice or waivers of notice of such meeting.

8.02 Annual Meetings of Members. The annual meeting of the Members of the Company shall be held at such time and date as shall be designated by the Managers from time to time and stated in the notice of the meeting. Such annual meeting shall be called in the same manner as provided in this Agreement for special meetings of the Members, except that the purposes of such meeting need be enumerated in the notice of such meeting only to the extent required by law in the case of annual meetings.

8.03 Special Meetings of Members. Special meetings of the Members may be called by the Managers, or by Members holding not less than twenty percent (20%) of the aggregate Membership Interests. Business transacted at all special meetings shall be confined to the purposes stated in the notice.

8.04 Notice of Meetings of Members. Written or printed notice stating the place, day and hour of any meeting of the Members and, in the case of special meetings, the purpose or purposes for which such meeting is called, shall be delivered not less than ten nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or the Members calling such meeting, to each Member of record entitled to vote at such meeting. Such notice shall be deemed to be delivered as provided in Section 11.03.

8.05 Quorum. A Majority-in-Interest of the Members shall constitute a quorum at all meetings of the Members, except as otherwise provided by law. Once a quorum is present at any meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at such meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn such meeting from time to time without notice other than announcement at such meeting, until the holders of the requisite amount of Membership Interests shall be present or represented.

8.06 Voting. At any meeting of the Members at which a quorum is present, the act of the Members shall be the affirmative vote of a Majority-in-Interest of all Members, unless otherwise required by law.

8.07 Record Date. The Managers may fix in advance a record date for the purpose of determining Members entitled to notice of or to vote at a meeting of the Members, such record date to be not less than ten nor more than 60 days prior to such meeting. In the absence of any action by the Managers, the date upon which the notice of the meeting is mailed will be the record date.

8.08 Cumulative Voting. The right of Members to cumulative voting is expressly prohibited.

8.09 List of Members Entitled to Vote. The Managers shall make, at least ten days before each meeting of the Members, a complete list of the Members entitled to vote at such meeting, or any adjournment of such meeting, arranged in alphabetical order, with the address of and the Membership Interest held by each, which list, for a period of ten days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection of any Member during the whole time of the meeting. Failure to comply with the requirements of this Section 8.09, however, shall not affect the validity of any action taken at such meeting.

8.10 Registered Members. The Company shall be entitled to treat the holder of record of any Membership Interest as the holder in fact of such Membership Interest for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Louisiana.

8.11 Proxies. A Member may vote either in person or by proxy executed in writing by such Member. A telegram, telex, cablegram or similar transmission by any Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by any Member shall be treated as an execution in writing for purposes of this Section 8.11. Proxies for use at any meeting of the Members, or in connection with the taking of any action by written consent, shall be filed by the Managers, before or at the time of the meeting or execution of the written consent, as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Managers, who shall decide all questions touching upon the qualifications of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after 11 months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Membership Interests that are the subject of such proxy are to be voted with respect to such issue.

8.12 Conduct of Meetings. All meetings of the Members shall be presided over by the chairman of the meeting, who shall be a Manager (or representative thereof) designated by a majority of the Managers. The chairman of any meeting shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

8.13 Action by Written Consent or Telephone Conference.

(a) Any action required or permitted to be taken at any annual or special meeting of the Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of not less than the minimum Membership Interests that would be necessary to take such action at a meeting at which the holders of all Membership Interests entitled to vote on the action were present and voted. Every written consent shall bear the date of signature of each Member who signs the consent. No written consent shall be effective to take the action that is the subject of the consent unless, within sixty days after the date of the earliest dated consent delivered to the Company in the manner required by this Section 8.13, a consent or consents signed by the holder or holders of not less than the minimum Membership Interests that would be necessary to take the action that is the subject of the consent are delivered to the Company by delivery to its registered office, its principal place of business, or the Managers. Delivery to the Company’s principal place of business shall be addressed to the Managers. A telegram, telex, cablegram or similar transmission by a Member, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this Section 8.13. Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.

(b) The record date for determining Members entitled to consent to action in writing without a meeting, if not fixed in advance by the Managers, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, its principal place of business, or the Managers. Delivery to the Company’s principal place of business shall be addressed to the Managers.

(c) If any action by Members is taken by written consent, any articles or documents filed with the Secretary of State of the State of Louisiana as a result of the taking of the action shall state, in lieu of any statement required by the Act or the Louisiana Business Corporation Law concerning any vote of the Members, that written consent has been given in accordance with the provisions of the Act or the Louisiana Business Corporation Law and that any written notice required by the Act or the Louisiana Business Corporation Law has been given.

(d) Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and the presence in person at such meeting, except where an individual participates in the meeting solely for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE IX

TRANSFERABILITY AND ADMISSION OF NEW MEMBERS

9.01 Restrictions on Transfer of Interests in Company. No Member shall have the right to sell, transfer, pledge or assign all or any portion of its Membership Interest without the prior written consent of a Majority-In-Interest of the Members, which consent may be withheld in the sole discretion of any Member. Any such sale, transfer, pledge or assignment not made in compliance with this Agreement shall be void and of no force or effect.

9.02 Substituted Members. No Member shall have the right to substitute in its place a purchaser, assignee, transferee, donee, heir, legatee or other recipient of all or any portion of the Membership Interest of such Member. A transferee (other than an existing Member) of all or any portion of the Membership Interest of a Member may be admitted as a substitute member (a “Substitute Member”), and a transferor Member who has transferred its entire Membership Interest may withdraw from the Company as a Member, on the terms specified by and only with the written consent of a majority of the Managers, which consent shall be granted or denied in the sole discretion of such Managers. The Members shall reflect the admission of the transferee as a Substituted Member, and if applicable the withdrawal by the transferor Member, by preparing an amendment to this Agreement, dated as of the date of such admission and withdrawal, and by executing and delivering it pursuant to the provisions of Section 11.05. Upon admission, such Substituted Member shall be subject to all provisions of the Regulations as if the Substituted Member originally was a party to this Agreement.

9.03 Admission of New Members. Upon the approval of a majority of the Managers, a new Member may be admitted to the Company on the terms specified by such Managers, including the value of any contribution to the capital of the Company of property other than cash by a new Member, the Membership Interest of the new Member and the resulting revised Membership Interests of the Members of the Company prior to the admission of the new Member. In connection with the admission of any new Member to the Company, the Managers shall prepare and distribute to each Member of the Company, including any newly admitted Member, a schedule, in the form of Schedule I setting forth the name and address, Initial Capital Contribution and Membership Interest of each Member of the Company. No Member shall have a preemptive right to acquire any Membership Interest or securities or property of the Company of any class that may at any time be issued, sold or offered for sale by the Company.

ARTICLE X

DISSOLUTION AND TERMINATION

10.01 Withdrawal. Except as otherwise provided in this Agreement, no Member shall at any time retire or withdraw from the Company or withdraw any amount out of its Capital Account Any Member retiring or withdrawing in contravention of the provisions of this Section 10.01, shall indemnity, defend and hold harmless the Company and all other Members (other than a Member who is, at the time of such withdrawal, in default under this Agreement) from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Company or any such other Member arising out of or resulting from such retirement or withdrawal.

10.02 Dissolution.

(a) The Company shall be dissolved upon the first of the following to occur:

(i) upon the election to dissolve the Company by a Majority-in-Interest of the Members;

(ii) the entry of a decree of judicial dissolution under Section 1335 of the Act; or

(iii) the sale or other disposition of all or substantially all of the assets of the company.

(b) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under the provisions of this Article X.

(c) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 10.03.

(d) Upon dissolution of the Company, the Managers, or such of the Managers as the Managers may designate (the “Liquidator”, whether one or more), may cause any part or all of the assets of the Company to be sold in such manner as the Liquidator shall determine in an effort to obtain the best prices for such assets; provided, however, that the Liquidator may distribute assets of the Company in kind to the Members to the extent practicable. All costs of liquidation shall be borne as a Company expense. The steps to be accomplished by the Liquidator upon liquidation, are as follows:

(i) as promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(ii) the Liquidator shall cause the notices described in Sections 1336 and 1338 of the Act to be given in the manner described therein;

(iii) the Liquidator shall pay, satisfy or discharge from Company funds all debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine), in accordance with the provisions of Section 10.03; and

(iv) all remaining assets of the Company shall be distributed as provided in Section 10.03.

(e) the withdrawal, death, retirement, resignation, expulsion, bankruptcy, legal incapacity or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company shall not dissolve the Company, but the interest of such Member shall, upon the happening of such event, pass to such Member’s successor-in-interest, who shall have none of the powers of a Member under this Agreement or applicable law and shall have only the right to share in Company income, gain, loss, deductions, credits and distributions in accordance with the Membership Interest of its predecessor-in-interest.

10.03 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid in the following order, but giving effect to any agreements entered into with or among the holders of debts of the Company or claims against the Company regarding priorities of such debts or claims:

(a) first, to pay the costs and expenses of the dissolution, winding up, liquidation and termination of the Company;

(b) then, to pay matured and liquidated debts and liabilities of the Company and such unmatured but liquidated debts and liabilities of the Company as may be prepaid without penalty, in either case owing to creditors (including Members to the extent of any Member Loans, but excluding Capital Contributions);

(c) then, to establish reserves adequate to provide for payment in full, as and when due, of all other unmatured but liquidated debts and liabilities of the Company;

(d) then, to establish reserves adequate to meet any and all unliquidated, contingent or unforeseen liabilities or obligations of the Company; provided that at the expiration of such period of time as the Liquidator may deem advisable, the balance of such reserves remaining after the payment of such unliquidated, contingent or unforeseen liabilities or obligations shall be distributed as provided below in this Section 10.03;

(e) then, to pay the matured debts and liabilities of the Company payable to the Members or any of their employees or Affiliates, other than Member Loans, and to establish reserves adequate to provide for payment in full, as and when due, of any such debts and liabilities not yet matured;

(f) the balance (including reductions in reserves established pursuant to Section 10.03(c) or (d)) shall be distributed to the Members in accordance with the positive balances of their respective Capital Accounts (determined after taking into account all Capital Account adjustments for all periods, except in respect of distributions pursuant to this Section 10.03(f)).

10.04 Timing of Liquidating Distributions; Liquidating Trust. To the extent reasonably practicable, the distributions pursuant to Section 10.03(f), if any, shall be made to the Members before the end of the Fiscal Year in which the liquidation of the Company occurs (within the meaning of Treas. Reg. § 1.704-1 (b)(ii)(g)), or, if later, within ninety (90) days after the date of such liquidation. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to Section 10.03(f) may be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amounts distributed to such trust by the Company would otherwise have been distributed to them pursuant to Section 10.03(f).

10.05 Distributions in Kind. If any assets of the Company are distributed in kind, such assets shall be distributed to the Members entitled thereto as owners in indivision in the same proportions as the Members would have been entitled to cash distributions if such property had been sold for cash and the net proceeds thereof distributed to the Members. In the event that distributions in kind are made to the Members upon dissolution and liquidation of the Company, the Capital Account balances of such Members shall be adjusted to reflect the Members’ allocable share of gain or loss which would have resulted if the distributed property had been sold at its fair market value.

10.06 Articles of Dissolution. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to their respective rights and interests, Articles of Dissolution shall be executed on behalf of the Company by the Managers or an authorized Member and shall be filed with the Secretary of State of the State of Louisiana, and the Managers and Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.01 Competing Business. Except as otherwise provided in the Act or as may otherwise be agreed upon, but otherwise notwithstanding anything to the contrary contained in or inferable from this Agreement, or any other statute or principle of law, neither the Managers, the Members, the officers of the Company, nor any of their respective shareholders, directors, officers, employees, partners, agents, family members or Affiliates, shall be prohibited or restricted in any way from investing in or conducting, either directly or indirectly, and may invest in and/or conduct, either directly or indirectly, businesses of any nature whatsoever, including the ownership and operation of businesses or properties similar to or in the same geographical area as those held by the Company. Except as otherwise provided in the Act, any investment in or conduct of any such businesses by any such Person shall not give rise to any claim for an accounting by any Member or the Company or any right to claim any interest therein or the profits therefrom.

11.02 Notice.

(a) All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing.

(b) All notices, demands and requests to be sent to a Manager or Member pursuant to this Agreement shall be deemed to have been properly given or served if addressed to such Person at the address of such Person as it appears on the Company records and (i) personally delivered, (ii) deposited for next day delivery by overnight courier service, (iii) deposited in the United States mail, postage prepaid and registered or certified with return receipt requested or (iv) transmitted via telecopier or other similar device to the attention of such Person.

(c) All notices, demands and requests so given shall be deemed received: (i) when personally delivered, (ii) 24 hours after being deposited for next day delivery with an overnight courier service, (iii) three business days after being deposited in the United States mail or (iv) 12 hours after being telecopied or otherwise transmitted if receipt has been confirmed.

(d) The Managers and Members shall have the right from time to time, and at any time during the term of this Agreement, to change their respective addresses and each shall have the right to specify as its address any other address within the United States by giving to the other parties at least 30 days written notice thereof, in the manner prescribed in Section 11.03(b); provided, however, that to be effective, any such notice must be actually received (as evidenced by a return receipt or similar proof).

(e) All distributions to any Member shall be made at the address at which notices are sent, unless otherwise specified in writing by any such Member.

11.03 No Action. No Member shall have any right to maintain any action for partition with respect to the property of the Company.

11.04 Amendments. This Agreement may be amended or modified only pursuant to a writing executed and delivered by a Majority-in-Interest of the Members.

11.05 Governing Law and Venue. This Agreement is made in Orleans Parish, Louisiana, and the rights and obligations of the Members hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Louisiana. All matters litigated by, among or between any of the Managers or the Members that involve this Agreement, the relationship of the Managers or the Members or any related documents or matters hereunder shall be brought only in Orleans Parish, Louisiana.

11.06 Waiver. No consent or waiver, express or implied, by any Member to or for any breach or default by any other Member in the performance by such other Member of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligations of such other Member under this Agreement. Failure on the part of any Member to complain of any act or failure to act of any of the other Members or to declare any of the other Members in default, regardless of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder.

11.07 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby, and the intent of this Agreement shall be enforced to the greatest extent permitted by law.

11.08 Binding Regulations. Subject to the restrictions on transfers and encumbrances set forth in this Agreement, this Agreement shall inure to the benefit of and be binding upon the undersigned Members and their respective legal representatives, successors and assigns. Whenever, in this Agreement, a reference to any party or Member is made, such reference shall be deemed to include a reference to the legal representatives, successors and permitted assigns of such party or Member.

11.09 Benefits of Regulations. Nothing in this Agreement, expressed or implied, is intended or shall be construed to give to any creditor of the Company or any creditor of any Member or to any other Person whatsoever, other than the Members, the Managers, the officers of the Company and the Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provision herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Members, the Managers, the officers of the Company and the Company.

11.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which when taken together shall constitute a single counterpart instrument. Executed signature pages to any counterpart hereof may be detached and affixed to counterparts hereof, which counterparts with multiple executed signature pages affixed thereto shall constitute an original counterpart hereof. All of such executed counterpart signature pages affixed to a counterpart hereof shall be read as though one and shall have the same force and effect as if all of the parties had executed the same signature page or pages.

11.11 Dispute Resolution.

(a) In the event a dispute arises regarding the application or interpretation of this Agreement, such dispute shall be the subject of a dispute resolution process, as provided below in this Section 11.12, before any party hereto may resort to litigation. Any such dispute resolution process shall be conducted in                     , or at such other location as may be mutually agreed upon by the parties to the dispute.

(b) The party proposing that any dispute be submitted to dispute resolution shall do so by giving prompt written notice to each other party involved of its desire to submit the matter to dispute resolution. Promptly thereafter, but in any event within ten days or such longer time as the parties involved may agree upon, the parties involved (each party other than a natural person being represented by senior officers, being a vice president or higher ranking officer, with decision-making authority as to the relevant dispute) shall meet to attempt to resolve the relevant dispute. Each of the parties involved shall bear its own expenses incurred in connection with any such meeting.

(c) If the parties involved in a dispute shall fail for any reason, within 30 days from the initial notice provided for in Section 11.12(b), to resolve the relevant dispute, then, prior to resorting to litigation, the parties involved shall submit the relevant dispute to nonbinding mediation of a form mutually acceptable to such parties; provided, however, should such parties fail to agree upon a form of mediation within ten days of the expiration of the 30 day period referred to above in this sentence, any party involved shall be free to litigate the relevant dispute.

(d) The fees and expenses occasioned by a non-binding mediation, including reasonable counsel fees of the prevailing party or parties, shall be the obligation of the nonprevailing party or parties; provided, however, in the event that no party is the sole prevailing party, unless otherwise agreed by the parties involved, the fees and expenses of the mediation process shall be paid in equal proportions by the parties involved and each of the parties involved shall pay the fees and expenses of its counsel.

11.12 Counsel Fees. In the event any dispute between any parties to this Agreement should result in litigation or any other proceeding (including non-binding mediation), the prevailing party or parties shall be reimbursed by the nonprevailing party or parties for all reasonable costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties in connection with such litigation or other proceeding and any appeal or enforcement thereof.

11.13 Single Member. The Company, as of the date of this Agreement, is a single member limited liability company and, as such, for federal income tax purposes shall be disregarded as separate from its sole Member, pursuant to Treas. Reg. § 301.7701. Only if there is, at some future point in time, more than one Member will the provisions of Section 6.02 and Article VII and appropriate defined terms used therein become operative.

IN WITNESS WHEREOF, the undersigned, being the Company, the Managers of the Company, and the sole Member of the Company, have caused this Agreement to be duly adopted by the Company as of the      day of October, 2002.

COMPANY:

EPL OF LOUISIANA. L.L.C.

By:
Name: Richard A. Bachmann
Title: Manager

By:
Name: Suzanne Baer
Title: Manager

MANAGERS:

Richard A. Bachmann

Suzanne Baer

MEMBER:

ENERGY PARTNERS, LTD.

By:
Name:
Title:

SCHEDULE I

COMPANY CAPITAL AND MEMBERSHIP INTERESTS

Member Name	Paid-In Capital	Membership Interest

Energy Partners, Ltd.	$	100%